EXHIBIT 10.16

October 17, 2002

Personal and Confidential

Mr. Ken Powell
4004 Euclid Ave.
Dallas, TX 75205

Dear Ken:

In consideration of the mutual covenants contained in this separation agreement, you and EXE, including its subsidiaries, agree as follows:

1.     Continuation of Your Employment. Your effective date of termination will be October 31, 2002. Effective immediately, you will be reasonably available by telephone as requested by EXE, but you will not report to the office unless reasonably requested by Ken Vines. Prior to your termination date, you will not contact any EXE prospects, customers, partners, employees, contractors or similar persons or incur additional expenses without the prior written approval of Ken Vines. Subsequent to your termination date, the foregoing activities will be governed as specified in Section 6 below. In addition, effective October 3, 2002, you no longer have authority to act in any way, including without limitation by executing documents, on behalf of EXE without the prior written approval of Ken Vines.

2.     Satisfaction. Other than expenses previously approved in writing by Ken Vines, you will deliver a final expense report to Ken Vines no later than October 31, 2002. You acknowledge that, except as expressly set forth in this separation agreement, you have received in full all amounts owed to you by EXE, including but not limited to salary, bonus, expense reimbursement or other payments.

3.     Consideration. EXE will pay you your base salary, in accordance with its normal payroll practices, through July 31, 2003, less applicable withholding, and continue your current medical, dental and vision benefits through July 31, 2003, subject to continued deduction by the Company pursuant to normal payroll practices of your portion of the premiums for such benefits. You will no longer be eligible for any other benefits other than those specified in the first sentence of this section after October 31, 2002. The Company will pay you $3,172.95, less applicable withholding, for your three days of earned but unused vacation in accordance with normal payroll practices. You are no longer eligible for bonuses and no further bonuses will be paid to you and you acknowledge that you will no longer accrue vacation and will not be entitled to payment for any additional vacation. EXE’s payment of the amounts above is conditioned upon your execution of this separation agreement and compliance with EXE’s exit procedures, including completion of EXE’s current employee exit forms.

4.     Mutual Release. You acknowledge that the terms of this separation agreement are in full satisfaction of all amounts owed to you by EXE. You release and discharge EXE, together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, directors, officers, employees and agents, whether present or former, from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, which accrued prior to the date hereof

Ken Powell
October 17, 2002

(but not those which may accrue on or after the date hereof), whether in law or in equity, direct or indirect, known or unknown, which you ever had or now have against the released parties, or any one of them, arising out of or relating to any matter, thing or event. By signing this letter below, EXE hereby releases Ken Powell from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, which accrued prior to the date hereof (but not those which may accrue on or after the date hereof), whether in law or in equity, direct or indirect, known or unknown, which it has ever had or now has against Ken Powell, arising out of or relating to any matter, thing or event.

5.     Acknowledgement. Ken Powell and EXE each understand that the mutual release provided for in paragraph 4 above extends to all of the aforementioned claims and potential claims which arose on or before the date of this separation agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this separation agreement. Ken Powell and EXE each further understand and acknowledge the significance and consequence of this separation agreement and of each specific release and waiver, and each party expressly consents that this separation agreement will be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action specified above. Ken Powell waives any right or claim he may have to employment, re-instatement, or re-employment with EXE.

6.     Continuing Obligations. You and EXE both specifically acknowledge that you have ongoing obligations with respect to confidentiality and company property as set forth in Sections 5 and 6 of your Employment Agreement and with respect to the Covenant not to Compete set forth in Sections 7a(iii), (a)(iv) and (a)(v) and Section 7(b) of your Employment Agreement. Both parties agree that the obligations under Sections 7(a)(iii), a(iv) and a(v) and Section 7(b) of your Employment Agreement will terminate effective as of October 31, 2003. In addition, through October 31, 2003, you will not engage or participate, directly or indirectly, or become interested (as owner, proprietor, promoter, stockholder, lender, partner, co-venturer, director, officer, employee, agent consultant or otherwise) in any of the competitors listed in the next sentence (“Competitors”) or become interested in (as owner, proprietor, promoter, stockholder, lender, partner, co-venturer, director, officer, employee, agent consultant or otherwise) any portion of the business of any Competitor (notwithstanding the foregoing, you may hold not more than one percent (1%) of the outstanding securities of any class of any public-traded securities of a Competitor). The following are Competitors for the purposes of the definition in the preceding sentence: E3, High Jump, HK Systems, i2, McHugh Software/Red Prairie, Manhattan Associates, Manugistics, OMI, Optim, Provia, TRW/Mare, oracle supply chain unit, PeopleSoft supply chain unit and SAP supply chain unit and any new business you may start for the purpose of providing software for warehouse management, supply chain execution and order fulfillment and related services for warehouse, distribution and logistics facilities. Your confidentiality obligations with respect to the Company include your obligation not to disclose this agreement or your termination of employment (or any facts relating thereto), other than to your personal advisors and attorneys or unless the law requires disclosure (and, in such event, you shall give EXE prior written notice and a reasonable opportunity to contest any such

Ken Powell
October 17, 2002

disclosure being made), until the earlier of July 31, 2003 or the date that Company or its agents and representatives publicly announces these items, and then only to the extent the Company publicly discloses these items. In addition, you will not disparage the Company, its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, directors, officers, employees and agents, whether present or former. The Company will not disparage you and the Company agrees that the board of directors and executive officers will provide only positive references regarding your employment with the Company..

7.     Company Property. By October 31, 2002, you will return all company property and return to EXE or destroy all copies of EXE’s Proprietary Information in your possession or control.

8.     Stock Options. You will be eligible to exercise your options that have vested as of October 31, 2002 so long as you exercise on or before January 31, 2003, and the unvested portion of your options shall automatically expire on October 31, 2002. You must complete the exercise of your vested options on or before the expiration date or such options will automatically expire. If you wish to exercise your vested options, please access your account at E*Trade.

9.     Entire Agreement. Except as expressly provided in Section 6 above, this separation agreement contains the entire agreement between you and EXE and supersedes all other agreements between you and EXE, including but not limited to the Employment Agreement, any bonus plan, and any offer letter of employment.

10.     Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflicts of laws of any jurisdiction.

11.     Consent to Suit. In the case of any dispute under or in connection with this Agreement, the parties may only bring suit in the Courts of the State of Texas in and for the County of Dallas or in the Federal District Court for such geographic location. The parties hereby consent to the jurisdiction and venue of the courts of the State of Texas in and for the County of Dallas or the Federal District Court for such geographic location, provided that such Federal Court has subject matter jurisdiction over such dispute, and the parties hereby waive any claim based upon an inconvenient forum with respect to such venue. Any judgment entered against either of the parties in any proceeding hereunder may be entered and enforced by any court of competent jurisdiction. If an action at law or in equity is necessary to enforce or interpret the terms of this agreement, then the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys’ fees, costs and disbursements.

Ken Powell
October 17, 2002

Please indicate your acceptance of the terms of this separation agreement by signing and returning this letter to me via fax on or before Thursday, October 17, 2002, 5PM CST at (214) 775-0913 and one original via mail.

Sincerely,

Ken Vines
Chief Financial Officer

Accepted and agreed:

Ken Powell

Date: October 17, 2002